Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
James River Bankshares, Inc.

We consent to incorporation by reference in the Registration Statement on Forms S-8 (Registration Nos. 33-99156, 333-07997 and 333-07999) of James River
Bankshares, Inc. of our report dated January 31, 1997, relating to the consolidated balance sheets of James River Bankshares, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows and related schedules for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report of James River Bankshares, Inc.

GOODMAN & COMPANY, L.L.P.

5 Holly Hill Drive
Petersburg, Virginia
March 24, 1997